    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 1999
                                                      REGISTRATION NO. 333-70785
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           WESTERN DIGITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                         95-264-7125
(STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                            8105 IRVINE CENTER DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 932-5000


  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MICHAEL A. CORNELIUS
                           WESTERN DIGITAL CORPORATION
                            8105 IRVINE CENTER DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 932-5000

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                                 RONALD S. BEARD
                           GIBSON, DUNN & CRUTCHER LLP
                               333 S. GRAND AVENUE
                              LOS ANGELES, CA 90071
                                 (213) 229-7000

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
             PUBLIC: As soon as practicable after this registration
                          statement becomes effective.




    If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS


                  SUBJECT TO COMPLETION, DATED FEBRUARY 8, 1999



                                  $190,000,000


                                     [LOGO]


                                  COMMON STOCK


         This is a public offering of shares of Common Stock of Western Digital Corporation, a Delaware corporation. Some of the shares may be sold to the selling stockholder named on page 10 and offered for sale or sold by the selling stockholder. We or the selling stockholder may offer for sale and sell shares in varying amounts and at prices and on terms to be determined at the time of sale. To the extent required, the number of shares of Common Stock to be sold by us or the selling stockholder, the purchase price, the public offering price, if applicable, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation with respect to a particular offering will be stated in a supplement or supplements to this prospectus.

         We will receive proceeds from our sale of the Common Stock. In addition, we may receive proceeds from the sale of Common Stock offered by the selling stockholder, depending on the amount received by the selling stockholder, as described in more detail on page 10 and as described in a supplement to this prospectus.

         The selling stockholder may be deemed to be an underwriter, as defined in the Securities Act of 1933, as amended. If any broker-dealers are used to effect sales, any commissions paid to the broker-dealers and, if broker-dealers purchase any shares of Common Stock as principals, any profits received by the broker-dealers on the resale of the shares of Common Stock, may be deemed to be underwriting discounts or commissions under the Securities Act.

         The Common Stock is traded on the New York Stock Exchange under the symbol "WDC." On February 5, 1999, the last reported sale price of the Common Stock was $12.875 per share.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                ----------------



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


         The information in this prospectus is not complete and may be changed. These securities will not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                ----------------



                 THE DATE OF THIS PROSPECTUS IS __________, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. The information filed by us with the SEC in the future will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold by us, an underwriter or a selling stockholder.

        1. The Company's Annual Report on Form 10-K for the fiscal year ended June 27, 1998;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended September 26, 1998;


        3. The Company's Current Reports on Form 8-K filed August 10, 1998, August 10, 1998, October 26, 1998, November 19, 1998 and January 19, 1999; and


        4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B, filed April 3, 1987, and any amendments or reports filed for the purpose of updating such description.

         We have also filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the Common Stock. You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                               Corporate Secretary
                           Western Digital Corporation
                            8105 Irvine Center Drive
                            Irvine, California 92618
                                 (949) 932-5000

         You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, as amended, that involve risks and uncertainties. Forward-looking statements can typically be identified by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecasts," and the like. These statements appear in a number of places in this prospectus and include statements regarding the intentions, plans, strategies, beliefs or current expectations of the Company, its directors or its officers with respect to, among other things:

        -       the financial prospects of the Company

        -       the Company's financing plans

        - trends affecting the Company's financial condition or operating results


        - the Company's strategies for growth, operations, and product development and commercialization


        - conditions or trends in or factors affecting the computer or hard drive industry.


         Forward-looking statements do not guarantee future performance and involve risks and uncertainties that could cause actual results to differ materially from those anticipated. The information contained in this prospectus, or incorporated by reference, identifies important factors that could cause such differences. Those factors include, among others, the highly competitive nature of the computer hard drive industry, which is characterized by periods of severe price competition and price erosion, which can result in shifting market share, and rapid technological changes.


         Within this prospectus, we sometimes refer to years without specifying the month or day of that year. In all such cases, unless we specifically refer to a calendar year, the reference is to our fiscal year ended on or about June 30 of such year.

                                   THE COMPANY

         We design, develop, manufacture and market a broad line of rigid magnetic disk drives (often referred to as "hard drives") for use in desktop personal computers and, since 1997, in high-performance workstations, local area network ("LAN") servers and multi-user systems. We market our products worldwide to computer manufacturers, distributors, resellers and retailers. Our goal is to become a leading manufacturer of hard drives in the hard drive markets in which we compete.

         The Company is incorporated in the State of Delaware. Its principal executive offices are located at 8105 Irvine Center Drive, Irvine, California 92618 and its telephone number is (949) 932-5000.

                                 USE OF PROCEEDS


         We will receive proceeds from our sale of the Common Stock registered by the registration statement of which this prospectus is a part. We will receive proceeds from our sale of Common Stock to IBM, in the sense that the issuance to IBM will satisfy $40.0 million of our payment obligations to IBM under a patent license agreement and a component supply and technology license agreement. We also may receive proceeds from the sale of Common Stock by IBM, depending on the amount received by IBM, as described in more detail on page 10 and as described in a supplement to this prospectus. Any proceeds we receive will be used for general corporate purposes or as stated in a supplement or supplements to this prospectus. We have agreed to bear all expenses in connection with the registration of the Common Stock to be offered and sold by IBM. You can find more information regarding how IBM will acquire its shares of Common Stock in the section entitled "Selling Stockholder" beginning on page 10 or by referring to the Stock Purchase Agreement, dated as of January 29, 1999, between IBM and us, attached as Exhibit 4.4 to the registration statement of which this prospectus is a part.

                                  RISK FACTORS

         An investment in the Common Stock involves a high degree of risk. You should carefully consider the following risk factors primarily related to the Common Stock offered by this prospectus and to our business and operations. You should also carefully consider the other information in this prospectus and in the documents incorporated by reference. Some of these factors have affected our financial condition or operating results in the past or are currently affecting us. All of these factors could affect our future financial condition or operating results. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. If that happens, the trading price of our Common Stock could decline, and you may lose all or part of your investment.


         Highly Competitive Industry.

         The price of hard drives decreases over time due to increases in supply, cost reductions and technological advances. This price erosion accelerates when one or more competitors reduce prices to liquidate excess inventories or attempt to gain market share. In addition, hard drive customers consistently demand greater storage capacity and higher performance, which requires us to continually develop products that incorporate new technology on a timely and cost-effective basis. This in turn reduces the volume and profitability of sales of existing products and increases the risk of inventory obsolescence.

         The desktop portion of the hard drive industry is intensely competitive and characterized by periods of oversupply and severe price erosion. During 1996 and 1997, we significantly increased our share of the desktop market, but most of these gains were lost during 1998 for the following reasons:

        - our decision to reduce production in the face of industry oversupply and rapidly declining prices

        -       our late transition to magneto-resistive ("MR") head technology

        - manufacturing and performance issues encountered as we continued to produce thin film head products at higher storage capacities than our competitors.

         The enterprise portion of the hard drive industry is more concentrated, with Seagate Technology having the largest market share. Performance, quality, and reliability are even more important to the users of high-end products than to users in the desktop market. However, this market has recently become much more price competitive, and we expect this trend to continue.

         Data Storage Industry Risks.

         Our hard drives are components in computer systems. Demand for our hard drives depends on the demand for computer systems manufactured by our customers and on storage upgrades to existing systems. The demand for computer systems has been volatile in the past and often has had an exaggerated effect on the demand for hard drives in any given period. In calendar 1998, for example, the growth in desktop PC sales slowed significantly, causing a sharp decline in demand for hard drives. When the supply of hard drives exceeds demand, as it did in calendar 1998, the oversupply of available products causes higher than anticipated inventory levels and intense price competition. We expect that this situation will occur again in the future.

         Fluctuations in Quarterly Results.

         We typically book and ship a high percentage of our total quarterly sales in the third month of the quarter, which makes it difficult to match our product build plans to customer demand for that quarter. If we do not forecast total quarterly demand accurately, it can have a material adverse effect on our quarterly results. Also, our operating results have been and may in the future be subject to significant quarterly fluctuations as a result of a number of other factors including:

        - the timing of orders from and shipment of products to major customers

        -       our product mix

        -       changes in the prices of our products

        -       manufacturing delays or interruptions

        - acceptance by customers of competing products in lieu of our products

        -       variations in the cost of components for our products

        - limited access to components that we obtain from a single or a limited number of suppliers

        -       competition and consolidation in the data storage industry

        -       seasonal and other fluctuations in demand for computers

        -       general economic conditions.

         Possible Price Volatility of Common Stock.

         The market price of our Common Stock has been, and may continue to be, extremely volatile. Factors such as the following may significantly affect the market price of our Common Stock:

        -       actual or anticipated fluctuations in our operating results

        - announcements of technological innovations by us or our competitors

        -       new products introduced by us or our competitors

        -       periods of severe pricing pressures

        -       developments with respect to patents or proprietary rights

        -       conditions and trends in the hard drive industry

        -       changes in financial estimates by securities analysts

         In addition, the stock market in recent months has experienced extreme price and volume fluctuations that have particularly affected the stock price of many high technology companies. These fluctuations are often unrelated to the operating performance of the companies. As a result, the market price of our Common Stock may decline below the price on the date of this prospectus or the date of any purchase of the Common Stock offered by this prospectus.


         Securities class action lawsuits are often brought against companies after periods of volatility in the market price of their securities. A number of such suits have been filed against us in the past, and any of these litigation matters could result in substantial costs and a diversion of resources and management's attention.


         Rapid Technological Change and Product Development.


         The hard drive industry is characterized by rapid technological changes, particularly in recording head technology. MR heads, which enable higher capacity per hard drive than conventional heads, became the leading recording head technology during early 1998. Several of our major competitors incorporated MR head technology into their products much earlier than we did and achieved time-to-market leadership with some MR products. We completed our transition of desktop hard drives to MR head technology by the end of 1998, and we are now beginning our transition to giant magneto-resistive ("GMR") heads, the next recording head technology. However, if we fail to:




        - regain time-to-market leadership with products incorporating MR and then GMR head technology

        -       qualify these products with key customers on a timely basis

        -       produce these products in sufficient volume

then our market share could continue to fall and harm our operating results. Our transition to GMR recording technology is our next important challenge. We have just begun manufacturing our first hard drives with GMR technology, and therefore it is too early for us to know how successful we will be in making this technology transition compared to our competitors.

         If we are to succeed in the enterprise hard drive portion of the market we must successfully develop and timely introduce new products, and we must increase the number of customers for our products. As we expand our product line one of the many challenges we face is staffing. Hiring additional qualified engineers is difficult because competition world wide for skilled hard drive development engineers is intense. We also may encounter development delays or quality issues which may adversely affect the introduction of new products. If we experience any of these setbacks, we may miss crucial delivery time windows on these new enterprise products, which would likely harm our operating results.


         Due to short product life cycles, we must regularly engage in new product qualification with our customers. This process is typically complicated and lengthy, and any failure or delay in qualifying new products with a customer can result in our losing sales to that customer until the next generation of products is introduced. Most of our customers qualify only a few vendors for each product. This issue is particularly acute in the enterprise portion of the market because the product life cycles for enterprise hard drives are longer than those for desktop drives.


         With the continued pressures to shorten the time required to introduce new products, we must reduce the time to achieve acceptable manufacturing yields and costs. Our inability to do so has harmed our operating results in the past and could do so again in the future.

         Advances in magnetic, optical or other data storage technologies could result in competitive products that have better performance or lower cost per unit of capacity than our products. Some of our competitors are developing optically assisted recording products, but we have decided not to pursue this technology at this time. If optically assisted recording products prove to be superior in performance or cost per unit of capacity, we could be at a competitive disadvantage to the companies offering those products.


         Component Supply and Technology License Agreement with IBM.


         In June, 1998, we entered into a broad-based hard drive component supply and technology licensing agreement with IBM. This agreement enables us to incorporate IBM's technology, designs and hard drive components into our desktop products. Implementation of this agreement presents several significant challenges:

        - most important, the need to adapt IBM's product designs and manufacturing processes so that the hard drives with IBM technology can be manufactured by us at a low enough cost to compete in the high-volume desktop market

        - our engineers must integrate IBM technology into our products while continuing to conduct our own research and development activities.

         IBM will be our sole supplier of the head components for desktop hard drives manufactured under this agreement. Our business and operating results would be harmed if those heads fail to satisfy our quality requirements or if IBM is unable to meet our volume or delivery requirements. While we believe that IBM's current and planned manufacturing capacity will meet our projected requirements, growth of our sales of hard drives with IBM technology is dependent upon IBM continuing to devote substantial financial resources to support the manufacture of the components.

         We entered into the agreement expecting that IBM will continue to lead the hard drive industry in storage capacity and performance. We also believed that we could leverage that leadership into our own time-to-market and time-to-volume advantage in the desktop portion of the market. If IBM does not maintain that leadership, we may not realize the benefits we had anticipated.

         Although the agreement contains restrictions on IBM's ability to license its technology to other companies, it is not exclusive, and competitors may have access to both the products and the underlying technology. The agreement continues until 2001, subject to several conditions including our commitment to purchase specified quantities of components from IBM.

         Customer Concentration and Changing Customer Models.


         High volume customers for hard drives are concentrated among a small number of computer manufacturers, distributors and retailers. We believe our relationships with key customers are generally good. However, if we were to lose one or more accounts, it could harm our operating results. Our customers are generally not obligated to purchase any minimum volume and are generally able to terminate their relationship with us at will. We have experienced reductions in our business, with resulting loss of revenue, with several customers largely as a result of delays and difficulties encountered in our transition to MR head technology. Future changes in purchase volume or customer relationships resulting in decreased demand for our hard drives, whether by loss of or delays in orders, could harm our operating results.

         The bottom line in our industry is that we must adapt to the ever changing needs and desires of our customers. The trend among our customers is to hold smaller inventories of components such as hard drives. This forces us to maintain a base stock of product in locations adjacent to our customers' manufacturing facilities and also complicates management of our inventory.


         Some of our customers are considering or have already implemented a "channel assembly" model in which the customer ships a minimal computer system to a dealer or other assembler. We then ship parts directly to the assembler for installation at its location. This exposes us to risk of inventory mismanagement by both the customer and the assembler. Furthermore, if the assemblers are not properly trained in manufacturing processes, it could increase the number of product returns resulting from damage during assembly or improper installation. The channel assembly model requires proper alignment between the customer and us and requires us to retain more of our product in inventory. We are therefore exposed to increased risk of inventory obsolescence.

         Dependence on Suppliers of Components.

         We depend on qualified suppliers for components. We qualify suppliers much as customers qualify us, and it is an arduous process. A number of the components used by us are available from a single or limited number of outside suppliers. If a component is in short supply or a supplier fails to qualify a component, we may experience delays or increased costs in obtaining that component. To reduce this risk, we attempt to provide significant lead times when buying these components. We may have to pay significant cancellation charges to suppliers if we cancel orders, whether because of market oversupply or transition to new products or technologies. This occurred in 1998 when we accelerated our transition to MR recording head technology. Because we manufacture fewer of our components than our competitors, an extended shortage of required components or the failure of key suppliers to remain in business, adjust to market conditions, or to meet our quality, yield or production requirements could harm us more severely than our competitors.

         Limitations on Protection and Use of Intellectual Property.


         The hard drive industry has been characterized by significant litigation, including, but not limited to, litigation relating to patent and other intellectual property rights as well as products liability claims. From time to time, we receive notices of alleged patent infringement or notice of patents from patent holders. If we receive a valid claim of infringement we may be required to obtain a license or cross license from the patent holder or we may have to modify our existing technology or design new non-infringing technology. Either of these solutions can increase our costs and harm our operating results. We may also be liable for any past infringement. We are currently evaluating several such notices of infringement. One of them involves a company called Papst Licensing, which is asserting claims relating to several motor patents. In 1994 Papst Licensing brought suit against us in federal court in California alleging infringement by us of five of these motor patents. The patents relate to disk drive motors that we purchase from motor vendors. Later that year Papst dismissed its case without prejudice, but it has notified us that it intends to reinstate the suit if we do not agree to enter into a license agreement with Papst. Papst has also put us on notice with respect to several additional patents. Although we do not believe that the outcome of this matter will materially harm our operating results, loss of any intellectual property litigation could force us to pay a large amount of money and/or prohibit us from manufacturing products affected by the litigation. In addition, the costs of defending such litigation may be high, regardless of the outcome.

         Our success depends in significant part on the proprietary nature of our technology. Our patents may not provide us with meaningful advantages and may be challenged. In addition to patent protection of intellectual property rights, we consider elements of our product designs and processes to be proprietary and confidential. We also believe that our non-patentable intellectual property, particularly some of our process technology, is an important factor in our success. We rely upon employee, consultant and vendor non-disclosure agreements and a system of internal safeguards to protect our proprietary information. Despite these safeguards, to the extent that a competitor is able to reproduce or otherwise capitalize on our technology, it may be difficult, expensive or impossible for us to obtain necessary legal protection. Also, the laws of some foreign countries may not protect our intellectual property to the same extent as do the laws of the United States.

         Estimates May be Changed or May be Different than Actual Results.


         We have made and continue to make a number of estimates and assumptions relating to the reporting of assets and liabilities. These estimates include, but are not limited to:

        -       accruals for warranty against product defects

        - price adjustment reserves on products sold to resellers and distributors

        -       reserves for excess, obsolete and slow moving inventories

        -       reserves for accounts receivable

        -       estimates of product returns.

The rapidly changing market conditions in the hard drive industry make it difficult to estimate such accruals, and reserves and actual results may differ significantly from our estimates and assumptions.

         Potential Harm from Changing Market Demands.

         Over the past two years the consumer market for desktop computers has shifted significantly towards lower priced systems, especially those systems priced below $1,000. These computers typically have hard drives with lower capacity and performance than those which we produce. We currently participate in this market only to a limited extent. If the market for those lower price systems continues to grow and we do not develop lower cost hard drives that can successfully compete in this market, our market share could continue to fall.

         The market for hard drives is becoming more complex and fragmented. As broadcasting and communications are increasingly digitized, industry analysts expect that the technology of computers and consumer electronics and communication devices will converge, and hard drives will be found in many consumer products other than computers. We have recently entered into an agreement with Sony Corporation to develop a new hard drive for consumer audio and video applications. Some of our competitors have announced the development of similar products. It is much too early to assess the impact, if any, of these new developments or forecast any future market demands.

         Foreign Manufacturing Risks.

         Our products are currently manufactured in Singapore and Malaysia. We are subject to risks associated with foreign manufacturing, including, but not limited to:

        - obtaining requisite United States and foreign governmental permits and approvals

        -       currency exchange rate fluctuations or restrictions

        -       political instability and civil unrest

        -       transportation delays or higher freight rates

        -       labor problems

        -       trade restrictions or higher tariffs

        -       exchange, currency and tax controls and reallocations

        - loss or non-renewal of favorable tax treatment under agreements or treaties with foreign tax authorities.

         We attempt to manage the impact of foreign currency exchange rate changes by, among other things, entering into short-term, forward exchange contracts. However, those contracts do not cover our full exposure and can be canceled by the issuer if currency controls are put in place, as recently occurred in Malaysia.

         Inability to Meet Future Capital Needs.

         In order to remain competitive, we will need to maintain adequate financial resources for capital expenditures, working capital and research and development. If we decide to increase or accelerate our capital expenditures or research and development efforts, or if results of operations do not meet our expectations, we could require additional debt or equity financing. However, we cannot insure that additional financing will be available to us or available on favorable terms. An equity financing could also be dilutive to our existing stockholders.


         Anti-Takeover Features.

         Our certificate of incorporation and bylaws contain provisions that could have the effect of deterring or preventing some takeover attempts. We have also adopted a shareholders rights plan that may have a similar effect.


         Year 2000 Issue.

         The Year 2000 issue is the result of computer programs, microprocessors, and embedded date reliant systems using two digits rather than four to define the applicable year. We consider a product to be "Year 2000 compliant" if the product's performance and functionality are unaffected by processing of dates prior to, during and after the Year 2000, but only if all products (for example hardware, software and firmware) used with the product properly exchange accurate date data with it. We believe our hard drive products are Year 2000 compliant, although some older, non-hard drive products previously sold by us may not be Year 2000 compliant. Litigation may be brought against makers of all component products of systems that are not Year 2000 compliant. Our agreements with customers typically contain provisions designed to limit our liability for such claims. These provisions may not provide protection from liability, however, because of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Any such claims, with or without merit, could materially harm our business.

         We have committed people and resources to resolve potential Year 2000 issues, both internally and externally (with respect to our suppliers and customers) for both information technology assets and non-information technology assets. We are identifying Year 2000 dependencies in our systems, equipment and processes and we are implementing changes to such systems, updating or replacing such equipment, and modifying such processes to make them Year 2000 compliant. Each of our business sites has identified critical systems for which contingency plans are being developed in the event of any disruption caused by Year 2000 problems. Testing of our primary business transaction application has been completed and all remaining testing is scheduled for completion by the end of July 1999.

         We are vulnerable to the failure of any of our key suppliers to remedy their Year 2000 issues. Such failure could delay shipment of essential components and disrupt or even halt our manufacturing operations. While all suppliers are being notified of our Year 2000 compliance requirements, we have established specific reviews with our critical suppliers, and they are requested to report their progress to us on a quarterly basis. We regularly monitor this progress and are actively involved with a few suppliers which are behind schedule.

         We are also communicating with our large customers to determine the extent to which we are vulnerable to their failure to remedy their own Year 2000 issues. We also rely, both domestically and internationally, upon governmental agencies, utility companies, telecommunication service companies and other service providers outside of our control. We cannot insure that these third parties will not suffer business disruption caused by a Year 2000 issue, which, in turn, could materially harm our business.

         We anticipate that our systems, equipment and processes will be substantially Year 2000 compliant by the end of July 1999. Expenditures related to our Year 2000 project, which includes normal replacement of existing capital assets, were approximately $7.5 million through December 1998 and are expected to amount to approximately $35.0 million in total. Based on work to date, we believe that the Year 2000 issue will not pose significant operational problems for us. However, if we don't complete our remediation efforts on time, or if we fail to identify all Year 2000 dependencies in our systems, equipment or processes or those of our suppliers, customers or other organizations on which we rely, it could have material adverse consequences for our business, including delays in the manufacture or delivery of our products. As a result, we are developing contingency plans in the event such problems arise. We expect to complete the development of our contingency plans by the end of September, 1999.


                               SELLING STOCKHOLDER

         As of January 29, 1999, we signed a Stock Purchase Agreement with IBM, which is attached as Exhibit 4.4 to the registration statement of which this prospectus is a part. Under the stock purchase agreement, we agreed to issue $40 million worth of shares of Common Stock to IBM on the day after the registration statement becomes effective under the Securities Act, if the conditions stated in the stock purchase agreement are met. The number of shares we would issue to IBM on that date will equal $40 million divided by the average closing price of our Common Stock on the NYSE for the five trading days before the effective date of the registration statement. The $40 million represents an amount we now owe IBM and an amount we expect to owe IBM on or about April 15, 1999, under a patent license agreement and a component supply and technology license agreement. IBM has agreed to sell the shares as soon as practicable after we issue them. The stock purchase agreement defines "practicable" as meaning that, except for the normal activities of IBM's employee benefit plans, IBM will not, unless we approve, sell Common Stock on any trading day representing more than 10% of the average daily trading volume of our Common Stock on the NYSE during the previous week. Even if we approve, IBM is not obligated to sell above the 10% threshold.

         The stock purchase agreement defines the "Adjustment Date" as the later to occur of either the last trade settlement date of IBM's sale of all of the Common Stock we may issue to IBM under the stock purchase agreement, or the beginning date, estimated to occur in the Spring of 1999, of the next phase under the component supply and technology license agreement. If one of those two dates has not occurred by June 30, 1999, then June 30, 1999 will be deemed to be the Adjustment Date. Within 20 days after the Adjustment Date, we and IBM will have a reconciliation so that IBM will receive, on net, neither more nor less than $40 million plus an interest amount designed to approximate the interest IBM would have earned on the amounts we now owe IBM minus the interest we would have earned on the amount we are, in effect, pre-paying if we issue to IBM the Common Stock on the day after the effectiveness of the registration statement, with our interest starting to accrue on the date on which IBM obtains a surplus (over the amount we then owe to IBM) in net proceeds from its sale of our Common Stock. If IBM has received, on net, more than $40 million plus the net interest amount from sale of the Common Stock, then IBM will pay us the difference in cash. If IBM has received, on net, less than that sum from sale of the Common Stock, then we either will pay IBM the difference in cash or, prior to June 1, 1999, issue additional shares of Common Stock having an estimated value equal to the difference. If we issue the additional shares, IBM will sell them as soon as practicable, which has the same meaning regarding volume limitations as is described in the paragraph above.

The stock purchase agreement contains some additional limitations on IBM's ability to sell the Common Stock, which are described in Section 9 of the stock purchase agreement.

         When IBM has received, on net, from sales of the Common Stock or reconciliation payments, an amount in cash equal to $40 million plus the net interest amount, IBM will acknowledge the extinguishment of our obligation to pay that sum under the patent license agreement, the component supply and technology license agreement and, as to the net interest amount, the stock purchase agreement. The stock purchase agreement ends automatically if the registration statement is not effective under the Securities Act before March 1, 1999. If that happens, we and IBM return to our preexisting contractual relationship under the patent license agreement and the component supply and technology license agreement. In addition, we are not required to sell the Common Stock to IBM if the average trading price of our Common Stock on the NYSE is less than $10 per share for the five trading days before the registration statement first becomes effective. This discussion of the stock purchase agreement is qualified in its entirety by the specific terms of the stock purchase agreement, which we encourage you to read.

         In addition to the patent license agreement and the component supply and technology license agreement, IBM and Western Digital have, within the past three years, engaged in purchase and sale transactions, involving our products and theirs, in the ordinary course of business. Beyond these relationships, to our knowledge and based on representations made by IBM, IBM does not have, and within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         The following table states, as of February __, 1999 or a subsequent date if amended or supplemented, information furnished by IBM, including:

        - the number of shares of Common Stock IBM beneficially owns prior to this offering

        - the percentage of the outstanding shares of Common Stock represented by those shares as of February __, 1999

        - the number of shares of Common Stock that may be offered under this prospectus by IBM

        - the number of shares of Common Stock IBM is expected to beneficially own after this offering.

         Except as described in this paragraph, beneficial ownership for purposes of the table is determined in accordance with Sections 13(d) and 13(g) of the Exchange Act and generally includes voting or investment power with respect to securities. Except as otherwise stated in this prospectus, IBM has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by it. As of the date of this prospectus, IBM beneficially owns ___________ shares of our Common Stock. The table also includes as "beneficially owned," solely for purposes of this prospectus, an additional ___________ shares of Common Stock that may be acquired by IBM under the stock purchase agreement on the day after the effective date of the registration statement of which this prospectus is a part. These additional shares would not be deemed to be beneficially owned by IBM as of February ___, 1999 within the meaning of Sections 13(d) and 13(g) of the Exchange Act, before the date on which all of our conditions of closing the sale of the Common Stock to IBM are satisfied. The percentage shown in the table is based on an aggregate of _____________ shares of Common Stock issued and outstanding as of February 1, 1999.

         In addition, IBM may have sold, transferred or otherwise disposed of all or a portion of its shares of our Common Stock since the date on which it provided the information regarding its ownership of our Common Stock in transactions exempt from the registration requirements of the Securities Act. The information contained in the following table may be amended or supplemented from time to time.

        SHARES OF COMMON STOCK BENEFICIALLY OWNED AS OF FEBRUARY __, 1999

                                              SHARES                                                    SHARES
                                           BENEFICIALLY                        SHARES WHICH MAY      BENEFICIALLY
                                          OWNED PRIOR TO                       BE OFFERED HEREBY   OWNED AFTER THIS
SELLING STOCKHOLDER                       THIS OFFERING        PERCENTAGE                              OFFERING
International Business Machines           ______________           ___           ____________        ____________
Corporation

                              PLAN OF DISTRIBUTION


         The Common Stock may be offered for sale and sold by IBM (or any donee or pledgee of IBM), by us, or by other selling stockholders named in a prospectus supplement in one or more transactions, including block transactions, at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares of Common Stock may be sold directly, through agents designated from time to time or to or through broker-dealers designated from time to time, or by such other means as may be specified in the supplement to this prospectus. We may receive proceeds from the sale by IBM of its shares of Common Stock, depending on the amount received by IBM, as described in the section entitled "Selling Stockholder," and as described in a prospectus supplement. We will bear all fees and expenses incident to the registration of the Common Stock that is offered and sold by IBM.

         Shares of Common Stock may be sold through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such shares of Common Stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

         We intend to offer up to $150 million of our Common Stock to HSBC James Capel Canada, Inc. under an equity draw down facility to be negotiated by us and them. A typical equity draw down facility is a contract under which the buyer agrees to buy up to some maximum dollar value of the selling corporation's stock in each of some set number of periods, for example, once per month over the course of one year. The selling corporation determines each month the dollar value, if any, of the stock that the buyer is required to buy from the selling corporation for that month, subject to the maximum stated in the contract. The price per share paid by the buyer in a particular month typically reflects a discount, fixed in the contract, from some average measure of the selling corporation's stock price during a measurement period. The contract may protect the selling corporation, in some manner, from downward fluctuations in its stock price during the measurement period. The buyer then holds the purchased shares or sells some or all of them, at times, in quantities and by means the buyer determines, subject to any restrictions stated in the contract. The selling corporation typically receives none of the proceeds of those sales by the buyer. To our knowledge, HSBC James Capel Canada, Inc. does not have, and within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

         IBM and any participating agents or broker-dealers in the distribution of any of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of the shares of Common Stock purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

         To the extent required, the number of shares of Common Stock to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying supplement to this prospectus.

         If underwriters are used in a sale, shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Shares of Common Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares of Common Stock will be named in the supplement to this prospectus relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement.

         Under the securities laws of some states, the shares of Common Stock registered by the registration statement may be sold in those states only through registered or licensed brokers or dealers.

         To our knowledge, IBM has made no arrangement with any brokerage firm for the resale of the Common Stock. IBM has advised us that they presently intend to dispose of the Common Stock through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, IBM may also dispose of the Common Stock through one or more of the other methods described above. Concurrently with sales under this prospectus, IBM may effect other sales of Common Stock under Rule 144 or other exempt resale transactions. There can be no assurance that IBM will sell any or all of the Common Stock offered hereunder.

         IBM and any other person participating in the distribution of Common Stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of the Common Stock by IBM and any other such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. These restrictions may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

         Upon sale under the registration statement that includes this prospectus, the shares of Common Stock registered by the registration statement will be freely tradable in the hands of persons other than affiliates of the Company.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock covered by this prospectus was passed upon by Gibson, Dunn & Crutcher LLP, Los Angeles, California.


                              INDEPENDENT AUDITORS


         The consolidated financial statements of Western Digital Corporation as of June 27, 1998 and June 28, 1997 and for each of the years in the three-year period ended June 27, 1998, have been incorporated by reference in this prospectus and in the registration statement, of which this prospectus forms a part, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

================================================================================


    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ----------------


                                TABLE OF CONTENTS

                                                                             PAGE
Where You Can Find More Information .....................................      2
Forward-Looking Statements ..............................................      2
The Company .............................................................      3
Use of Proceeds .........................................................      3
Risk Factors ............................................................      3
Selling Stockholder .....................................................     10
Plan of Distribution ....................................................     12
Legal Matters ...........................................................     13
Independent Auditors ....................................................     13



                                  $190,000,000


                                     [LOGO]


                                  COMMON STOCK




                                ----------------
                                   PROSPECTUS
                                ----------------








                                FEBRUARY __, 1999





================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth all expenses payable by us in connection with the offering of the Common Stock being registered hereby. All amounts are estimated except the SEC registration fee.

              SEC Registration Fee..................................    $52,820
              Printing Expenses.....................................
              Legal Fees and Expenses...............................
              Accounting Fees and Expenses..........................
              Miscellaneous.........................................    _______
                        Total.......................................    $
                                                                        =======


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.


         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under
Section 145.


         As permitted by Section 102(b)(7) of the DGCL our certificate of incorporation provides that a director shall not be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

         Our bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law. We may, from time to time, enter into indemnity agreements with each of our directors and officers requiring that we pay on behalf of each director and officer party thereto any amount that he or she is or becomes legally obligated to pay because of any claim or claims made against him or her because of any act or omission or neglect or breach of duty including any actual or alleged error or misstatement or misleading statement, which he or she commits or suffers while acting in his or her capacity as a director and/or officer of the company and solely because of his or her being a director and/or officer. Under the DGCL, absent such an indemnity agreement, indemnification of a director or officer is discretionary rather than mandatory (except in the case of a proceeding in which a director or officer is successful on the merits). Consistent with our bylaw provision on the subject, the indemnity agreements require us to make prompt payment of defense and investigation costs and expenses at the request of the director or officer in advance of indemnification, provided that the recipient undertakes to repay the amounts if it is ultimately determined that he or she is not entitled to indemnification for such expense and provided further that such advance shall not be made if it is determined that the director or officer acted in bad faith or deliberately breached his or her duty to the company or its stockholders and, as a result, it is more likely than not that it will ultimately be determined that he or she is not entitled to indemnification under the terms of the indemnity agreement. The indemnity agreements make the advance of litigation expenses mandatory absent a special determination to the contrary. Under the DGCL absent such an indemnity agreement, such advance would be discretionary. Under the indemnity agreement, we would not be required to pay or reimburse the director or officer for his or her expenses in seeking indemnification recovery against us. By the terms of the indemnity agreement, its benefits are not available if the director or officer has other indemnification or insurance coverage for the subject claim or, with respect to the matters giving rise to the claim, the director or officer:

                (1) received a personal benefit,

                (2) violated Section 16(b) of the Exchange Act or analogous provisions of law, or


                (3) committed enumerated acts of dishonesty. Absent the indemnity agreement, indemnification that might be made available to directors and officers could be changed by amendments to the Company's Certificate of Incorporation or Bylaws.

        Our directors' liability insurance policy insures our directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances stated in the policy. The selling stockholder and the Company each have agreed to indemnify the other and their respective officers, directors and other controlling persons against liabilities, stated in the stock purchase agreement, in connection with this registration, including liabilities under the Securities Act.


ITEM 16. EXHIBITS

         The following exhibits are filed herewith or incorporated by reference:


        EXHIBIT
        NUMBER                   DESCRIPTION OF EXHIBIT
        ------                   ----------------------
        4.1*        Amended and Restated Certificate of Incorporation.

        4.2**       Bylaws of the Company.

        4.3***      Form of Common Stock Certificate.

        4.4****     Stock Purchase Agreement, dated as of January 29, 1999, between the Company and IBM.

        5.1 Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby.

        23.1        Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

        23.3        Consent of KPMG LLP, independent public accountants.

        24*****     Power of Attorney.


-------


* Incorporated by reference to the Company's Quarterly Report on Form 10-Q, Exhibit 3.4.1, filed May 9, 1997.

** Incorporated by reference to the Company's Quarterly Report on Form 10-Q, Exhibit 3.2.2, filed May 9, 1997.

*** Incorporated by reference to the Company's Registration Statement on Form 8-B, filed April 3, 1987.

**** Some information in Exhibit 4.4 has been redacted and is the subject of a Request For Confidential Treatment we submitted to the SEC on February 8, 1999.

*****   Previously filed.


ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 8, 1999.


                                  WESTERN DIGITAL CORPORATION

                                  By:  /s/    MICHAEL A. CORNELIUS
                                       --------------------------------------
                                              Michael A. Cornelius
                                       Vice President, Law and Administration
                                                and Secretary


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 8, 1999.

                   SIGNATURE                                                    TITLE
                   ---------                                                    -----

                       *                                      Chairman of the Board, President and Chief
------------------------------------------------
              Charles A. Haggerty                          Executive Officer (Principal Executive Officer)

                       *                                      Senior Vice President, and Chief Financial
------------------------------------------------
              Duston M. Williams                             Officer (Principal Financial and Accounting
                                                                               Officer)

                       *                                                       Director
------------------------------------------------
              James A. Abrahamson

                       *                                                       Director
------------------------------------------------
               Peter D. Behrendt

                       *                                                       Director
------------------------------------------------
                  I.M. Booth

                       *                                                       Director
------------------------------------------------
                Irwin Federman

                       *                                                       Director
------------------------------------------------
                 Andre R. Horn

                       *                                                       Director
------------------------------------------------
                Anne O. Krueger

                       *                                                       Director
------------------------------------------------
               Thomas E. Pardun

*By         /s/ Michael A. Cornelius                                       Attorney-in-fact
------------------------------------------------
             Michael A. Cornelius

                                  EXHIBIT INDEX


EXHIBIT
NUMBER               DESCRIPTION OF EXHIBIT
------               ----------------------

4.1*      Amended and Restated Certificate of Incorporation.

4.2**     Bylaws of the Company.

4.3***    Form of Common Stock Certificate.

4.4****   Stock Purchase Agreement, dated as of January 29, 1999, between the
          Company and IBM.

5.1 Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby.

23.1      Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.3      Consent of KPMG LLP, independent public accountants.

24.*****  Power of Attorney.

----------

* Incorporated by reference to the Company's Quarterly Report on Form 10-Q, Exhibit 3.4.1, filed May 9, 1997.

** Incorporated by reference to the Company's Quarterly Report on Form 10-Q, Exhibit 3.2.2, filed May 9, 1997.

*** Incorporated by reference to the Company's Registration Statement on Form 8-B, filed April 3, 1987.

**** Some information in Exhibit 4.4 has been redacted and is the subject of a Request For Confidential Treatment we submitted to the SEC on February 8, 1999.

*****   Previously filed.